Exhibit (a)(5)(B)

February 1, 2019	Eli Lilly and Company
Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A. +1.317.276.2000 www.lilly.com

For Release:	Immediately
Refer to:	Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Lilly Media)
Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Lilly Investors)
Lauren Cohen; lcohen@loxooncology.com; (617) 678-2067 (Loxo Oncology)
Peter Rahmer; prahmer@enduranceadvisors.com; (415) 515-9763 (Loxo Investors)
Dan Budwick; dan@1abmedia.com; (973) 271-6085 (Loxo Media)

Lilly and Loxo Oncology Announce Expiration of HSR Act Waiting Period in Connection with Proposed Transaction

INDIANAPOLIS, IN and STAMFORD, CT – Eli Lilly and Company (NYSE: LLY) (“Lilly”) and Loxo Oncology, Inc. (NASDAQ: LOXO) (“Loxo Oncology”) today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with Lilly’s previously-announced tender offer to acquire all outstanding shares of Loxo Oncology for a purchase price of $235.00 per share in cash (the “Offer Price”), or approximately $8.0 billion.

Lilly’s wholly-owned subsidiary, Bowfin Acquisition Corporation, commenced the tender offer on January 17, 2019 and the tender offer is scheduled to expire one minute after 11:59 P.M., Eastern time, on February 14, 2019. The transaction is not subject to any financing condition and is expected to close by the end of the first quarter of 2019, subject to customary closing conditions, including the tender of a majority of the outstanding shares of Loxo Oncology’s common stock. The expiration of the waiting period under the HSR Act satisfies one of the conditions to the closing of the transaction. Following the successful completion of the tender offer, Lilly will acquire any shares of Loxo Oncology that are not tendered into the tender offer through a second-step merger at the Offer Price.

About Eli Lilly and Company

Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and www.lilly.com/newsroom/social-channels. C-LLY

About Loxo Oncology

Loxo Oncology is a biopharmaceutical company focused on the development and commercialization of highly selective medicines for patients with genomically defined cancers. Our pipeline focuses on cancers that are uniquely dependent on single gene abnormalities, such that a single drug has the potential to treat the cancer with dramatic effect. We believe that the most selective, purpose-built medicines have the highest probability of maximally inhibiting the intended target, with the intention of delivering best-in-class disease control and safety. Our management team seeks out experienced industry partners, world-class scientific advisors and innovative clinical-regulatory approaches to deliver new cancer therapies to patients as quickly and efficiently as possible. For more information, please visit the company’s website at http://www.loxooncology.com.

Lilly Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements about Lilly’s acquisition of Loxo Oncology, Inc. (“Loxo Oncology”). It reflects Lilly’s current beliefs; however, as with any such undertaking, there are substantial risks and uncertainties in implementing the transaction. Among other things, there can be no guarantee that the transaction will be completed in the anticipated timeframe, or at all, or that the conditions required to complete the transaction will be met, or that Lilly will realize the expected benefits of the transaction. For further discussion of these and other risks and uncertainties, see Lilly’s most recent Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission (the “SEC”).

Loxo Oncology Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” relating to the acquisition of Loxo Oncology by Lilly. Such forward-looking statements include the ability of Loxo Oncology and Lilly to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer and the other conditions set forth in the merger agreement and the possibility of any termination of the merger agreement. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Loxo Oncology’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Loxo Oncology’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; other uncertainties pertaining to the business of Loxo Oncology, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Loxo Oncology’s Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be set forth in those sections of Loxo Oncology’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC in the fourth quarter of 2018. In addition to the risks described above and in Loxo Oncology’s other filings with the SEC, other unknown or unpredictable factors could also affect Loxo Oncology’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information contained in this press release is provided only as of the date of this report, and Loxo Oncology undertakes no obligation to update any forward-looking statements either contained in or incorporated by reference into this report on account of new information, future events, or otherwise, except as required by law.

Additional Information about the Acquisition and Where to Find It

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Loxo Oncology, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary filed with the SEC upon commencement of the tender offer on January 17, 2019. At the time the tender offer was commenced, Lilly and its acquisition subsidiary filed tender offer materials on Schedule TO, and Loxo Oncology filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF LOXO ONCOLOGY ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF LOXO ONCOLOGY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of Loxo Oncology at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s web site at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and Loxo Oncology file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Lilly or Loxo Oncology at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Lilly’s and Loxo Oncology’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.